                                                                     Exhibit 4.2

                CERTIFICATE OF DESIGNATION OF THE PREFERRED STOCK
                                       OF
                            SCC COMMUNICATIONS CORP.
                                TO BE DESIGNATED
                            SERIES A PREFERRED STOCK

     SCC Communications Corp., a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, at a meeting duly called and held, at which a quorum was present and acting throughout, duly adopted the following resolution:

RESOLVED: That, pursuant to the authority expressly granted to and vested in the
          Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of
          [   ](1) shares, to be designated "Series A Preferred Stock"; that the
          Board of Directors be and hereby is authorized to issue such shares of Series A Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series A Preferred Stock shall be as follows:

1.   NO DIVIDENDS

     The holders of shares of Series A Preferred Stock shall not be entitled to receive dividends.

2.   LIQUIDATION, DISSOLUTION OR WINDING UP

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to $1,000.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     (b) After the payment of all preferential amounts required to be paid to the holders of Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the

----------------------
(1) Insert number of shares of Contingent Shares determined in accordance with the procedure set forth in SCHEDULE 2.3(c).

holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

     (c) A consolidation or merger of the Corporation with or into another corporation or entity, or a sale of all or substantially all of the assets of the Corporation, shall not be regarded as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

     (d) The Corporation may not liquidate, dissolve or wind up if the assets of the Corporation then available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled upon such liquidation, dissolution or winding up under this Section 2, without the prior written approval of the holders of a majority of the then-outstanding shares of Series A Preferred Stock.

3.   VOTING

     (a) Holders of Series A Preferred Stock shall not be entitled to vote on any matter except as provided by law or by the provisions of Subsection 3(b) below.

     (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, (i) the authorization of any shares of capital stock with preference or priority over the Series A Preferred Stock as to the right to receive amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock, (ii) the authorization of any shares of capital stock on a parity with Series A Preferred Stock as to the right to receive amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the Series A Preferred Stock, and (iii) an increase or decrease (but not below the number of shares then outstanding) in the number of authorized shares of Series A Preferred Stock shall not be deemed to affect adversely the Series A Preferred Stock

     (c) So long as at least 1,000 shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then-outstanding shares of Series A Preferred Stock:

         (i) pay or declare any dividend or distribution on any shares of its capital stock (except dividends payable solely in shares of Common Stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock (other than repurchase of Common Stock at cost upon termination of employment or service);

         (ii) sell, lease or otherwise dispose of all or a substantially all of its assets or properties; or

         (iii) voluntarily liquidate or dissolve.

4.   REDEMPTION

     (a) MANDATORY SCHEDULED REDEMPTION

         (i) The Corporation will, subject to the conditions set forth below, on the thirtieth day following the original issue date of shares of Series A Preferred Stock, June 1, 2004 and June 1, 2005 (each such date being referred to hereinafter as a "Mandatory Redemption Date"), redeem from the holders of Series A Preferred Stock, at a price equal to $1,000.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (the "Redemption Price"), the following aggregate numbers (subject to such adjustment) of then-outstanding shares of Series A Preferred Stock.

----------------------------------------------------------------------------------------
Mandatory Redemption Date                 Portion of Shares to be Redeemed
----------------------------------------------------------------------------------------
The thirtieth day following the           ____ shares [33.3% OF INITIALLY ISSUED SHARES]
original issue date of shares of
Series A Preferred Stock
----------------------------------------------------------------------------------------
June 1, 2004                              ____ shares [33.3% OF INITIALLY ISSUED SHARES]
----------------------------------------------------------------------------------------
June 1, 2005                              All then-outstanding shares
----------------------------------------------------------------------------------------

     (b) MANDATORY REDEMPTION UPON PUBLIC OFFERING

         (i) The Corporation will, subject to the conditions set forth below, on a date (a "Public Offering Redemption Date") as soon as reasonably practicable following consummation of an underwritten public offering by the Corporation (either by itself or with selling stockholders) of shares of the Corporation's common stock (a "Public Offering"), redeem from the holders of Series A Preferred Stock, at the Redemption Price, an aggregate number of shares of Series A Preferred Stock equal to the quotient of
     (A) 25% of the amount of gross proceeds to the Corporation (net of underwriting discounts and commission), if any, from such Public Offering, divided by (B) the Redemption Price.

         (ii)  If a mandatory redemption is effected pursuant to this
     Section 4(b), the number of shares of Series A Preferred Stock required to be redeemed at the next Mandatory Redemption Date following such redemption shall be reduced by the number of shares so redeemed (and at the next succeeding Mandatory Redemption Date or Dates, to the extent the number of shares redeemed pursuant to this Section 4(b) exceeds the number of shares required to be redeemed on the next Mandatory Redemption Date or Dates).

     (c) OPTIONAL REDEMPTION

     The Corporation may, at its option, in whole or in part, redeem shares of Series A Preferred Stock at a price equal to the Redemption Price at any time. A date on which such a redemption occurs shall be referred to herein as an "Optional Redemption Date."

     (d) REDEMPTION PROCEDURES

         (i) If the Corporation shall redeem less than all of the then-outstanding shares of Series A Preferred Stock on a Mandatory Redemption Date, Public Offering Redemption Date or Optional Redemption Date (each a "Redemption Date") pursuant to Section 4(a), (b) or (c) above, the Corporation shall redeem shares from each holder of Series A Preferred Stock based on such holder's pro rata portion (based on the total number of shares of Series A Preferred Stock held by such holder), as of such Redemption Date, of the aggregate number of the shares of Series A Preferred Stock being redeemed.

         (ii) The Corporation shall provide notice of each redemption pursuant to Section 4(a), (b) or (c) above, specifying the time, manner and place of redemption and the Redemption Price (a "Redemption Notice"), by first class or registered mail, postage prepaid, to each holder of record of Series A Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than 45 days prior to the applicable Redemption Date. Except as provided in
     Section 4(d)(iii) below, each holder shall surrender to the Corporation on the applicable Redemption Date the certificate or certificates representing the shares to be redeemed on such date, in the manner and at the place designated in the Redemption Notice. Thereupon, the Redemption Price shall be paid to the order of each such holder and each certificate surrendered for redemption shall be canceled. In the event less than all the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall be issued forthwith.

         (iii) If the funds of the Corporation legally available for redemption of Series A Preferred Stock on any Mandatory Redemption Date or Public Offering Redemption Date are insufficient to redeem the number of shares of Series A Preferred Stock required under Section 4(a) or 4(b), as the case may be, to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares of Series A Preferred Stock ratably on the basis of the number of shares of Series A Preferred Stock that would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all shares of Series A Preferred Stock required to be redeemed on such date. At any time thereafter when additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

         (iv) Unless there shall have been a failure to pay the Redemption Price, on the Redemption Date all rights of the holder of each share redeemed on such date as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such share, and such share will not from and after such Redemption Date be deemed to be outstanding.

         (v) Any Series A Preferred Stock redeemed pursuant to this Section 4 will be canceled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

5.   WAIVER

     Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President this ____ day of _______, ______.


                                       SCC COMMUNICATIONS CORP.


                                       By:
                                          --------------------------------------
                                          President